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                                                                  EXHIBIT 12.2


                               Dean Foods Company
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                                  (In Millions)



                                                            Three Months Ended
                                                               August 26, 2001
                                                            ------------------
Income before taxes                                             $         20.8
                                                                --------------

Fixed charges:
     Interest expense                                                     16.6
     Portion of rentals (33%)                                              4.6
                                                                --------------

     Total fixed charges                                                  21.2
                                                                --------------

Earnings before taxes and  fixed charges                        $         42.0
                                                                ==============

Ratio of earnings to fixed charges and preferred
stock dividends                                                            2.0
                                                                ==============